Exhibit 4(f)



                     CERTIFICATE OF TRUST

                              OF

             SOUTHWESTERN PUBLIC SERVICE CAPITAL I


          THIS CERTIFICATE OF TRUST of Southwestern Public Service Capital I (the "Trust"), dated June 5, 1996, is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del.
C. Sections 3801 et seq.).

          1. Name. The name of the business trust being formed hereby is Southwestern Public Service Capital I.

          2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

          3. Effective Date. This Certificate of Trust shall be effective as of its filing.


          IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has executed this Certificate of Trust as of the date first above written.


                              WILMINGTON TRUST COMPANY,
                              as Trustee


                              By: /s/ Don MacKelcan
                                  _____________________________
                                  Name:  Don MacKelcan
                                  Title: Assistant Vice President